Exhibit 21.1

Subsidiaries of the Company
•	Synthesis Energy Holdings, Inc. (Florida corporation)
•	Owns 100% of:
•	Synthesis Energy Systems, Inc. (British Virgin Islands corporation)
•	Owns 100% of:
•	Radiance Generation, Inc. (British Virgin Islands corporation)

•	Synthesis Energy Systems Investments, Inc. (Mauritius corporation)

•	Synthesis Energy Investment Holdings, Inc. (Mauritius corporation)

•	Synthesis Energy Technology Holdings, Inc. (Mauritius corporation)

•	Synthesis Energy Systems (Shanghai) Co., Ltd. (Chinese corporation)